                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                                October 15, 2003
                                ----------------
                                (Date of Report)


                                Print Data Corp.
                                ----------------
             (Exact name of registrant as specified in its charter)


         Delaware                     000-50140                16-1642709
(State or other jurisdiction         (Commission             (IRS Employer
     of incorporation)               File Number)          Identification No.)


              B24-B27,1/F., Block B, Proficient Industrial Centre,
                      6 Wang Kwun Road, Kowloon, Hong Kong
              ----------------------------------------------------
                    (Address of principal executive offices)


                                 (852) 2799-1996
                                 ---------------
              (Registrant's telephone number, including area code)


               43 New Brunswick Avenue, Hopelawn, New Jersey 08861
               ---------------------------------------------------
         (Former name or former address, if changed since last report.)

ITEM 1.   CHANGES IN CONTROL OF REGISTRANT.
ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.
ITEM 5.   OTHER EVENTS.

     GENERAL

     On September 8, 2003, Print Data Corp., a Delaware corporation ("Registrant" or "Print Data") entered into a Share Exchange and Reorganization Agreement (the "Exchange Agreement") with Atlantic Components Limited, a Hong Kong corporation ("Atlantic"), and Mr. Chung-Lun Yang, the sole beneficial stockholder of Atlantic ("Mr. Yang"), which set forth the terms and conditions of the exchange by Mr. Yang of his common shares of Atlantic, representing all of the issued and outstanding capital stock of Atlantic, in exchange for the issuance by Registrant to Mr. Yang and certain financial advisors of an aggregate twenty five million (25,000,000) shares of common stock, par value $0.001 per share (the "Print Data Common Stock"), of Registrant (the "Transaction"). Pursuant to the Exchange Agreement, Registrant and Atlantic agreed, inter alia, to elect Mr. Yang and Mr. Ben Wong (the "Designees") to the board of directors ("Board of Directors") of the Company upon the closing of the Transaction (the "Closing"), effective as of that date (the "Closing Date"), at which time, all of the Company's existing directors would resign.

     On September 9, 2003, in contemplation of the closing of the Transaction (the "Closing") and the resultant change in control of the Board of Directors, Registrant filed an Information Statement on Schedule 14f-1 with the Securities and Exchange Commission (the "SEC").

     The Closing occurred on September 30, 2003, upon the satisfaction or waiver of the conditions to the Closing set forth in the Exchange Agreement, as a result of which (i) Atlantic became a wholly-owned subsidiary of Registrant,
(ii) Mr. Yang received an aggregate of 22,380,000 shares of Print Data Common Stock, (iii) the existing directors of Registrant resigned and the Designees were appointed to fill their vacancies and become the sole members of the Board of Directors of Registrant, and (iv) certain financial advisors to Atlantic became entitled to receive an aggregate of 2,620,000 shares of Print Data Common Stock. Giving effect to the Closing (including required issuances to financial advisors), Mr. Yang held approximately 80.4% of the outstanding Print Data Common Stock immediately following the Closing.

     In connection with the Transaction, Registrant entered into a Conveyance Agreement dated as of September 30, 2003, pursuant to which Registrant conveyed its historic operations of providing supplies used in a computer or office environment to New Print Data Corp, a newly-formed, wholly-owned subsidiary of Registrant ("Newco"), by assigning all of the assets and liabilities relating to such operations to Newco which, in turn, accepted the assignment and assumed all such liabilities. On October 1, 2003, subsequent to the Closing of the Transaction, the Company entered into a Securities Purchase Agreement with Jeffrey I. Green, Phyllis S. Green and Joel Green (collectively, the "Series A Holders"), pursuant to which it sold all of the issued and outstanding capital stock of New Print Data Corp. to the Series A Holders in consideration for their surrender to Registrant for cancellation of all of their outstanding shares of Series A Preferred Stock, par value $0.001 per share, of Registrant (the "Disposition").

     The following table sets forth information as of the date hereof with respect to the beneficial ownership of the outstanding shares of Print Data Common Stock immediately following the Transaction by (i) each person known by Registrant to beneficially own five percent (5%) or more of the outstanding shares; (ii) Registrant's officers and directors; and (iii) Registrant's officers and directors as a group.

     As used in the table below, the term "beneficial ownership" means the sole or shared power to vote or direct the voting, or to dispose or direct the disposition, of any security. A person is deemed as of any date to have beneficial ownership of any security that such person has a right to acquire within 60 days after such date. Except as otherwise indicated, the stockholders listed below have sole voting and investment powers with respect to the shares indicated.

NAME AND ADDRESS OF                  SHARES OF COMMON STOCK          PERCENTAGE OF CLASS
BENEFICIAL OWNER                       BENEFICIALLY OWNED           BENEFICIALLY OWNED(1)
-------------------------------------------------------------------------------------------
Chung-Lun Yang                              22,380,000                     80.4%
No. 78, 5th Street, Hong Lok Yuen,
Tai Po,  New Territories, Hong Kong

Ben Wong                                    0                              0.0%
19B, Tower 8, Bellagio,
33 Castle Peak Road, Sham Tseng,
New Territories, Hong Kong

Kenneth Lap-Yin Chan                        0                              0.0%
Flat B, 8/F., Block 19,
South Horizons,
Aplei Chau, Hong Kong

All Directors and Officers                  22,380,000                     80.4%
as a Group

------------------------------
(1) Calculated based upon 27,829,936 shares of common stock outstanding following the Closing of the Transaction.

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below is certain information with respect to the directors and officers of Registrant.

     Name                    Age     Position
     ----                    ---     --------
     Chung-Lun Yang          41      Chairman of the Board and Chief
                                     Executive Officer
     Ben Wong                40      Director
     Kenneth Lap-Yin Chan    41      Chief Financial Officer

     The following is a brief description of the business background of each of the named directors and officers of Registrant:

     CHUNG-LUN YANG, Chairman of the Board and Chief Executive Officer. Mr. Yang became a Director on September 30, 2003, upon the Closing of the Transaction. Mr. Yang is the founder of Atlantic and has been a director of Atlantic since 1991. Mr. Yang was graduated from The Hong Kong Polytechnic in 1982 with a degree in electronic engineering. From October 1982 until April 1985, he was the sales engineer of Karin Electronics Supplies Ltd. From June 1986 until September 1991, he was Director of Sales (Samsung Components Distribution) of Evertech Holdings Limited, a Hong Kong based company. Mr. Yang has over 15 years' extensive experience in the electronics distribution business. Mr. Yang is also a member of The Institution of Electrical Engineers, United Kingdom.

     BEN WONG, Director. Mr. Wong became a Director on September 30, 2003, upon the Closing of the Transaction. Since 1992, Mr. Wong has been the vice-president of Atlantic responsible for the purchasing, sales and marketing of Atlantic's products. Mr. Wong was graduated from the Chinese Culture University of Taiwan in 1986 with a Bachelor's Degree of Science in Mechanical Engineering.

     KENNETH LAP-YIN CHAN, Chief Financial Officer. Mr. Chan was appointed Chief Financial Officer of Registrant effective September 30, 2003, upon the Closing of the Transaction. Mr. Chan has been with Atlantic since 2001 serving as Financial Controller. From 1998 to 2001, Mr. Chan worked for Standard Chartered Bank. Prior to September 2001, Mr. Chan worked for a number of other banks in Hong Kong, including Dao Heng Bank and Asia Commercial Bank. He has more than 12 years of experience in corporate and commercial finance. Mr. Chan graduated from the University of Toronto in 1986 with a Bachelor's Degree in Commerce.

                                    BUSINESS

PRINT DATA CORP.

     Print Data Corp. (the "Company") was incorporated under the laws of the State of Delaware on September 17, 2002. The Company's predecessor, Print Data Corp. ("Historic Print Data") was incorporated under the laws of the State of Delaware on August 15, 1984 as a business forms distributor, a supplying source for office and computer environment supply needs. In order to effectuate its desire to become a publicly traded corporation, in September 2001, Historic Print Data merged with Odyssey Capital Group, Ltd., a Nevada Corporation ("Odyssey"), whereby all of the issued and outstanding shares of Historic Print Data stock were acquired by means of a merger of Historic Print Data into Odyssey, with Odyssey as the surviving corporation. Historic Print Data effectively disappeared.

     In connection with this merger, Articles of Merger were filed in September 2001 with the Nevada Department of State; however, due to oversight, the Certificate of Merger was not filed until August 2002 with the Delaware Department of State. Odyssey's Nevada certificate of incorporation remained as the surviving corporation's certificate of incorporation, and as part of the merger transaction, Odyssey amended its certificate of incorporation to change its name to Print Data Corp. For accounting purposes the acquisition was treated as a recapitalization of Historic Print Data with Historic Print Data as the acquirer (reverse acquisition). At the time of the merger transaction, Odyssey was a shell corporation conducting virtually no business operation, other than its efforts to seek merger partners or acquisition candidates. Its capitalization consisted of 1,818,532 shares of common stock issued and outstanding. Shareholders of Historic Print Data received 7,500,000 shares of Odyssey common stock and 642,576 shares of Odyssey preferred stock (convertible into 3,212,880 shares of common stock). Concurrently, an additional 790,000 shares of preferred stock (convertible into 3,950,000 shares of common stock) was issued to certain advisors and consultants as part of the plan of merger.

     Odyssey was originally incorporated as Dayton Filmcorp. under the laws of the State of Nevada in June 1987. In August 1987, World Energy Solar Technology Corp., a Utah corporation, merged into Dayton Filmcorp, whereby Dayton Filmcorp was the surviving corporation. In 1994, Dayton Filmcorp changed its name to Universal Marketing and Entertainment, Inc. In 1998, it reverse split its stock 1 for 20. In May 2001, Universal Marketing and Entertainment, Inc. changed its name to Odyssey Capital Group, Ltd., and reverse split its stock 1 for 5. In September 2001, Odyssey merged with Historic Print Data, whereby Odyssey was the surviving corporation; and Odyssey changed its name to Print Data Corp., a Nevada corporation ("Print Data Nevada"). On October 11, 2002, Print Data Nevada restructured its entire capital structure whereby it reverse split its common stock 1 for 20 and its preferred stock 1 for 500; and, in order to change its state of incorporation from Nevada to Delaware, Print Data Nevada, merged into its newly formed subsidiary Print Data Corp., a Delaware corporation (the "Company"). Pursuant to the plan of merger, all of the issued and outstanding shares of Print Data Nevada stock were acquired by means of a merger of Print Data Nevada into the Company, with the Company as the surviving corporation. Print Data Nevada effectively disappeared. The Company's certificate of incorporation remained as the surviving corporation's certificate of incorporation. Pursuant to the plan of merger, each share of common stock of Print Data Nevada was converted into one share of common stock of the Company and each share of preferred stock of Print Data Nevada was converted into 5 shares of common stock of Print Data Corp.

     Prior to the Transaction and Disposition, Print Data Corp. provided a vast array of supplies used in a computer or office environment, including a wide range of printing services, paper supplies, laser items, toners, magnetic media, envelopes, and premium incentives. Print Data Corp.'s historic operations were conveyed to New Print Data Corp. on October 1, 2002.

ATLANTIC COMPONENTS LTD.

     GENERAL

     Atlantic is a non-exclusive distributor in the Hong Kong and South China markets of memory products of Samsung Electronics Co., Ltd. ("Samsung"), the world's largest producer of memory chips and a global producer of memory products pursuant to a distribution agreement with Samsung (the "Distribution Agreement"). Atlantic was established as a Hong Kong corporation in May 1991 by Mr. Yang as a regional distributor of memory products of various manufacturers. In 1993, Atlantic became an authorized distributor and marketer of Samsung's memory products in Hong Kong and other overseas markets and entered into the Distribution Agreement. Beginning in 2001, Atlantic established a representative office in Shenzhen, China and began concentrating its distribution and marketing efforts in the southern region of the People's Republic of China. Since 1993, Atlantic has diversified its product portfolio to include all Samsung's memory products marketed under the "Samsung" brandname which comprise DRAM, Static Random Access Memory ("SRAM"), Double Data Rate RAM ("DDR"), Graphic Random Access Memory ("Graphic RAM"), FLASH and MASK Read Only Memory ("MASK ROM"). Atlantic believes it is the largest distributor of Samsung memory products in Hong Kong and Southern China.

     Atlantic's business objectives are to offer updated market intelligence to Samsung in connection with the Hong Kong and Southern China markets' demand in memory products and secure high-quality Samsung products in order to meet the market demands of individual and corporate users in Hong Kong and Southern China. Each quarter, Atlantic works closely with Samsung to present updated market information collected from retail channels and corporate users to assist Samsung to plan their production and allocation schedule for the coming six months. Atlantic's business strategy is to assist Samsung in implementing their production planning using market intelligence to balance the supply and demand of memory products in the Hong Kong and Southern China markets. Accordingly, Atlantic maintains and develops a sales and market research team to answer marketing questions from Samsung on a regular basis. In addition, its established distribution channels covering retail outlets and major corporate users in the region allows those retail or ultimate customers a secure stable supply of Samsung's memory products with competitive prices. Atlantic is a non-exclusive distributor of Samsung, and enjoys a minimum guaranteed gross profit margin of approximately 5% of products sold in form of sales rebate payable by Samsung.

     Approximately 95% of Atlantic's revenues are derived from sales of Samsung memory products with the remaining 5% derived from commission income from Samsung products. As of September 30, 2003, pricing for the Samsung memory products ranged from approximately $0.50 to $450 depending on the product specifications.

     As of June 30, 2003, Atlantic had more than 90 active customers in Hong Kong and Southern China. For the year ended December 31, 2002 and six months ended June 30, 2003, Atlantic's largest five customers accounted for 28.6% and 28.1% of Atlantic's revenues, respectively. Atlantic sells its products in Hong Kong and Southern China and does not anticipate selling its products outside of these regions in the foreseeable future.

     The Distribution Agreement has a one-year term and contains certain sales quotas to be met by Atlantic. The Distribution Agreement has been renewed ten times, most recently on March 1, 2003. Atlantic has never failed to meet the sales quotas set forth in the Distribution Agreement.

     PRODUCTS

     DRAMs are high density, low-cost-per-bit, random access memory components that store digital information and provide high-speed storage and retrieval of data. DRAMs are the most widely used semiconductor memory component in computer systems.

     SRAMs are semiconductor devices that perform memory functions similar to DRAMs. SRAMs utilize a more complex memory cell and do not require the memory array to be periodically refreshed. This simplifies system design for memory applications utilizing SRAM and allows SRAM to operate faster than DRAM, although SRAM has a higher cost-per-bit than DRAM.

     DDRs are random access memory components that transfer data on both 0-1 and 1-0 clock transitions, theoretically yielding twice the data transfer rate of normal RAM or SDRAM.

     Graphic RAM is a special purpose DDR as graphic products request high-speed 3-Dimensional calculation performance and large memory size as data storage buffer for VCD/DVD display. The current market consumption on graphic products is mainly for DDR 64Mb IC and DDR 128Mb IC with clockspeed up to 250MHz.

     FLASH. Flash memory is a specialized type of memory component used to store user data and program code; it retains this information even when the power is off. Although flash memory is currently used predominantly in mobile phones and PDAs, it is commonly used in multi-media digital storage applications for products such as MP3 players, Digital Still Cameras, Digital Voice Recorders, PDAs, USB Disks, Flash Cards, etc. Samsung is a major supplier in the world of FLASH products. In July 2003, Samsung announced its intention to significantly increase its production capacity for FLASH products in anticipation of future growth of global demand.

     MASK ROM is a kind of ROM in which the memory contents are determined by one of the masks used to manufacture the integrated circuit. MROM can give high storage density (bits per millimeter squared) making it a cheap solution for high volume applications. Due to the constant growth of consumer electronic products such as games, toys and PDAs, the worldwide demand for MASK ROM is expected to increase significantly in the coming year.

     INDUSTRY BACKGROUND

     Memory products are integral parts of a wide variety of consumer products and industry applications including personal computer systems, notebooks, workstations and servers, handheld computer devices, cell phones, camcorders MP3 music players, digital answering machines and game boxes, among others. Market trends, such as increased emphasis on high-throughput applications, including networking, graphics, multimedia, computer, consumer, and telecommunications products, have created opportunities for high performance memory products. Based upon a market study by IC Insights, the market for DRAM memory products worldwide was estimated to be approximately US$15.4 billion in 2002 and is expected to grow at the rate of 22% per annum between 2003 and 2004. Samsung is among the world's largest developers and manufacturers of memory products.

     Set forth below is a table providing a breakdown on market revenues from sales of DRAM memory products worldwide in 2002:

                           WORLD DRAM SALES TURNOVER


                              2002         153
                              2003         175
                              2004         232
                              USD (IN BILLION)


     Source: IC Insights

     As the largest memory chip manufacturer in the world, sales of Samsung products resulted in revenues of approximately $8.63 billion in 2002 (approximately 22% of the overall market). Like many of the major manufacturers of memory products, Samsung markets and sells its products through a network of non-exclusive distributors who are granted rights to sell within specific territories. There are approximately over 200 distributors of Samsung memory products worldwide and only 6 authorized distributors in Hong Kong who serve the Hong Kong and southern China markets.

     Source : Dataquest

     The semiconductor industry is highly cyclical and has been subject to significant downturns at various times that have been characterized by diminished product demand, production overcapacity and undercapacity, and accelerated erosion of selling prices. The market for DRAM and SRAM devices is continues to experience excess supply relative to demand, which has resulted in a significant downward trend in average selling prices in 2002 and 2003. Although Atlantic is unable to predict future trends in average selling prices, historically the semiconductor industry has experienced significant declines in average selling prices.

                               [GRAPHIC OMITTED]



     Source: IC Insights

     CUSTOMERS

     As of June 30, 2003, Atlantic had approximately 90 active customers in Hong Kong and Southern China, the majority of whom are memory product traders and PC/Servers OEM manufacturers. No one customer accounted for more than 10% of Atlantic's revenues for 2002. In order to control its credit risks, Atlantic does not offer any credit terms to its customers other than a small number of clients who have long-established business relationships with the Company.

     SALES AND MARKETING

     As of June 30, 2003, Atlantic employed a total of 10 salespeople, each of whom has several years experience in the memory products industry. 7 of these salespeople are stationed in Atlantic's headquarters offices in Hong Kong; and 3 work out of Atlantic's representative office in Shenzhen, China as customer liaisons. These sales forces co-operate with key memory product retailers and PC/Servers OEM manufacturers to ensure that clients are supplied promptly with Samsung memory products. Atlantic intends to expand its sales force if levels of business materially increase in the next twelve months.

     MARKET RESEARCH

     Atlantic invests significant resources in market research for its own account to provide prompt and accurate market intelligence and feedback on a quarterly or on demand basis to Samsung in order to assist Samsung's production planning and products allocation functions and maintains the close business relationship accordingly.

     SUPPLIERS

     As of June 30, 2003, Atlantic distributed only Samsung memory products and relied solely on Samsung to supply these products. Since 1993, Atlantic's procurement operations have been supported by Samsung Electronics H.K. Co., Ltd. ("Samsung HK"), a wholly-owned subsidiary of Samsung, to ensure there are enough supplies of memory products according to Atlantic's monthly sales quota although there is no written long-term supply agreement in place between Atlantic and Samsung HK. Samsung HK is allocated quantities of Samsung memory products each year based on anticipated demand for such products by the customers of the various distributors of Samsung memory products in Honk Kong. The distributors that are supported by Samsung HK provide Samsung HK with their own annual estimates of product demand. In case of unexpected strong demand in the market exceeding Atlantic's monthly sales quota, there is no assurance that Samsung HK will be able to supply sufficient memory products to Atlantic and other non-exclusive distributors to meet such demand in excess of Samsung's global allocation policy to Samsung HK. In the event of a supply shortage, the market prices of such memory products will rise and any loss of income attributable to Atlantic's inability to fulfill all of its orders would be offset by the increase in commission income as a result of any increase in the market prices of such memory products. The most recent instance of a supply shortage of memory products occurred in early 2003 as a result of unexpectedly strong demand in Hong Kong and Southern China. Atlantic believes that this shortage of product was exceptional and has not had an adverse effect on Atlantic's reputation insofar as Atlantic explained to its customers the reason for its inability to fill their orders and believes that other suppliers of Samsung memory products in Hong Kong and Southern China experienced similar shortages. However, no assurance can be given that such shortages will not recur or that such shortage and future shortages won't have a negative impact on Atlantic's business.

     Atlantic relies solely on Samsung to provide it with memory products for distribution to its clients. Atlantic's relationship with Samsung is primarily maintained through Mr. Yang, who is contracted to remain with the Company as Chief Executive Officer for the next two years. If our relationship with Samsung is terminated or if Mr. Yang terminates his employment with Atlantic, Atlantic may be unable to renew the Distribution Agreement with Samsung or may not be able to continue as a distributor of Samsung memory products on favorable terms if at all.

     Atlantic does not maintain any inventory of items for its own account as all sales orders made by Atlantic's customers are submitted by Atlantic to Samsung for fulfillment and Samsung supplies the requested orders at the same prices quoted by Atlantic to Atlantic's customers. On a quarterly basis, Samsung calculates the commissions payable to Atlantic based on the agreed schedule set forth in the Distribution Agreement and makes payment of such commissions to Atlantic within 7 days after each quarter end. Atlantic's warehouse is used as a transit point for memory products that have been delivered to Atlantic to be shipped to customers in fulfillment of their existing purchase orders.

     COMPETITION

     The memory products industry in the Hong Kong and Southern China markets is very competitive. However, as one of the world's largest memory products manufacturers, Samsung's memory products are competitively priced and have an established reputation for product quality and brandname recognition in the retail and PC/Server OEM segments. Atlantic, as one of the largest distributors of Samsung's memory products for the Hong Kong and Southern China markets, believes it is in a strong competitive position against other US, Japanese and Taiwanese memory products manufacturers and distributors.

     Samsung's principal competitors in the Hong Kong and Southern China markets include Hynix and other Taiwanese manufactures such as ESMT, Winbond, Etron and Mira. Atlantic's principal competitors also include the 5 other non-exclusive distributors of Samsung memory products in the Hong Kong and Southern China markets. Samsung may at its sole discretion increase the number of distributors of its products in Hong Kong and Southern China which would result in an increased competition for Atlantic.

     REGULATION

     As of June 30, 2003, Atlantic's business operations were not subject to the regulations of any jurisdiction other than China. Although Atlantic is not formally authorized to do business in the People's Republic of China, Atlantic has been permitted by the Chinese authorities to establish a representative office in Shenzhen, China to carry out liaison works for its customers in Southern China. Atlantic executes its sales contracts and deliver its products in Hong Kong for its Chinese customers and there have been no restrictions imposed on Atlantic by the mainland Chinese authorities with respect to Atlantic's pursuit of business growth and opportunities in China.

     EMPLOYEES

     As of June 30, 2003, Atlantic had 41 employees. Of the 41 employees, 10 employees are in sales and marketing, 5 employees are in administration, 4 employees are in engineering, 22 employees are in customer service and liaison. None of Atlantic's employees are represented by labor unions.

     Atlantic's primary hiring sources for its employees include referrals from existing employees, print and Internet advertising and direct recruiting. All of Atlantic's employees are highly skilled and educated and subject to rigorous recruiting standards appropriate for a company involved in the distribution of brandname memory products. Atlantic attracts talent from numerous sources, including higher learning institutions, colleges and industry. Competition for these employees is intense.

     PROPERTIES

     Atlantic's principal offices occupy approximately 4,989 square feet gross floor area located at B24-B27, 1/F., Block B, Proficient Industrial Centre, 6 Wang Kwun Road, Kowloon Bay, Kowloon, Hong Kong, which is leased from PC Partner Limited, an unaffiliated third party, under a lease dated June 28, 2003, covering a lease period from July 1, 2003 to June 30, 2004 at monthly rental of HK$17,137 (approximately US$2,197).

     Atlantic also leases a warehouse unit of approximately 825 square feet gross floor area located at B34, 2/F., Block B, Proficient Industrial Centre, 6 Wang Kwun Road, Kowloon Bay, Kowloon, Hong Kong pursuant to a one-year lease dated March 15, 2003 with PC Partner Limited which expires on March 19, 2004 with monthly lease payments of HK$5,363 (approximately US$687).

     Atlantic also leases approximately 3,000 square feet gross floor area for its directors' offices located at No. 78, 5th Street, Hong Lok Yuen, Tai Po, New Territories, Hong Kong for Mr. Yang which is covered by a one year lease with Classic Electronics Limited which expires on March 31, 2004, with monthly rentals of HK$35,000 (approximately US$4,487). Mr. Ben Wong, one of our Directors, is also a director of Classic Electronics Limited.

     Atlantic also leases an office unit of approximately 1,273.8 square feet gross floor area located at Room 2307, 23/F., Building A, United Plaza, No.5022 Binhe Road, Futian Centre, Shenzhen, China pursuant to a two-year lease dated June 1, 2002 with Shenzhen Jing Tian Wei Investment Development Co. Ltd. which expires on May 30 2004 with monthly lease payments of RMB7,643 (approximately US$920).

     In the event that such facilities should become unavailable, Atlantic believes that alternative facilities could be obtained on a competitive basis.

     EMPLOYEE COMPENSATION

     For the years ended December 31, 2001 and 2002, only Mr. Yang and Mr. Wong had annual compensation exceeding $100,000. No long-term compensation was awarded or paid to these individuals in 2002 or 2001.

     As of June 30, 2003, Atlantic did not have any employment agreements with its CEO, CFO, directors, executives or staff and Atlantic had not issued any stock options or stock appreciation rights to any executive officers (or any other persons). Atlantic may grant stock options or stock appreciation rights to these or other executive officers or other persons in the future at the discretion of its Board of Directors.

     LITIGATION

     Atlantic has never been a party to any litigation matters incidental to the conduct of its business. There is no past, pending or, to our knowledge, threatened litigation or administrative action (including litigation or action involving Atlantic's officers, directors or other key personnel) which in our opinion has, had, or is expected to have, a material adverse effect upon Atlantic's business, prospects financial condition or operations.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITIONS AND RESULTS OF OPERATIONS

     This Management's Discussion and Analysis of Financial Condition and Results of Operations and other portions of this report contain forward-looking information that involve risks and uncertainties. Atlantic's actual results could differ materially from those anticipated by the forward-looking information. Factors that may cause such differences include, but are not limited to, availability and cost of financial resources, product demand, market acceptance and other factors discussed in this report under the heading "Risk Factors." This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with Atlantic's financial statements and the related notes included elsewhere in this report.

OVERVIEW

     CORPORATE BACKGROUND

     Atlantic is engaged primarily in the business of distribution of memory products under "Samsung" brandname which comprise DRAM and Graphic RAM, FLASH, SRAM and MASK ROM for the Hong Kong and Southern China markets.

     As of June 30, 2003, Atlantic had more than 90 active customers in Hong Kong and Southern China.

     Pricing for the Samsung memory products ranges from approximately $0.50 to $450 depending on the product specifications. Atlantic sells its products in Hong Kong and Southern China and does not anticipate selling its products outside of these regions in the foreseeable future.

     For the year ended December 31, 2002 and six months ended June 30, 2003, the largest 5 customers accounted for 28.6% and 28.1% of Atlantic's revenues respectively. As of June 30, 2003, Atlantic had a working capital deficit of $2,043,104 and retained earnings of $21,433. Atlantic generated revenues of $88,731,311 for the year ended December 31, 2002 and recorded a net income of $781,711. In addition, during the year ended December 31, 2002, net cash provided from operating activities was $2,356,241.

     Atlantic is in the mature stage of operations and, as a result, the relationships between revenue, cost of revenue, and operating expenses reflected in the financial information included in this document to a large extent represent future expected financial relationships. Much of the cost of revenue and operating expenses reflected in our financial statements are recurring costs in nature.

     PLAN OF OPERATIONS

     Atlantic's business objectives are to offer updated market intelligence to Samsung in connection with the Hong Kong and Southern China markets' demand in memory products and secure high-quality Samsung products in order to meet the market demands of individual and corporate users in Hong Kong and Southern China. Each quarter, Atlantic works closely with Samsung to present updated market information collected from retail channels and corporate users to assist Samsung to plan their production and allocation schedule for the coming six months. Atlantic's business strategy is to assist Samsung in implementing their production planning using market intelligence to balance the supply and demand of memory products in the Hong Kong and Southern China markets. Accordingly, Atlantic maintains and develops a sales and market research team to answer marketing questions from Samsung on a regular basis. In addition, its established distribution channels covering retail outlets and major corporate users in the region allows those retail or ultimate customers a secure stable supply of Samsung's memory products with competitive prices. Atlantic is a non-exclusive distributor of Samsung, and enjoys a minimum guaranteed gross profit margin of approximately 5% of products sold in form of sales rebate payable by Samsung.

     General and administrative costs are expected to increase in future periods due to the increased compliance (legal, accounting and insurance) requirements arising out of Print Data Corp.'s being a public company.

ACCOUNTING PRINCIPLES; ANTICIPATED EFFECT OF GROWTH

     Below is a brief description of basic accounting principles which Atlantic adopts in determining its recognition of revenues and expenses, as well as a brief description of the effects that the management believe that its anticipated growth will have on Atlantic's revenues and expenses in the future 12 months.

Revenues

     Sales revenue and commission income from Samsung are recognized upon the transfer of legal title of the electronic components to the customers. At June 30, 2003, Atlantic had more than 90 active customers.

     The quantities of memory products Atlantic sells will fluctuate with the changes in demand from its customers and the prices set by Samsung for Atlantic to charge its customers are expected to fluctuate as a result of current economic situation and its impact on the market. In the aftermath of SARS and the US/Iraq War, Atlantic has experienced an increase in the general demand for memory products among the personal and corporate users in the Hong Kong and Southern China regions due to general recovery of economies. Atlantic believes that such market demand exceeds the planned production of most memory products manufacturers in the world and has resulted in upward pressure in average pricing of the existing memory products offered by Atlantic starting beginning at the end of May 2003. Atlantic expects this upward trend in average pricing of the existing memory products to continue through the end of 2003. Atlantic believes it is uniquely positioned to take advantage of any such upward trend as one of the largest distributors of memory products distributor in Hong Kong and Southern China of one of the largest memory products manufacturers in the world.

     The essential element of our growth in the future, will be to obtain adequate financial resources as additional working capital to cope with the strong market needs from the China PCs' personal and business users.

Cost of Revenues

     Cost of revenues consists of costs of goods purchased from Atlantic's principal supplier, Samsung and purchases from other Samsung authorized distributors. Many factors affect Atlantic's gross margin, including, but not limited to, the volume of production orders placed on behalf of Atlantic's customers and the competitiveness of the memory products industry. Atlantic's procurement operations are supported by Samsung Electronics H.K. Co., Ltd. ("Samsung HK"), a wholly-owned subsidiary of Samsung, although there is no written long-term supply agreement in place between Atlantic and Samsung HK. There is no assurance that Samsung will supply sufficient memory products to Atlantic to meet demand for memory products in excess of Atlantic's monthly sales quota. As a result of unexpectedly strong demand in Hong Kong and Southern China in the quarter ended March 31, 2003 and Samsung's global allocation policy for its memory products, Samsung was unable to deliver to Atlantic, sufficient memory products to fill all of its customers' orders. Atlantic believes that this shortage of product was exceptional and has not had an adverse effect on Atlantic's reputation insofar as Atlantic explained to its customers the reason for its inability to fill their orders and believes that other suppliers of Samsung memory products in Hong Kong and Southern China experienced similar shortages. However, no assurance can be given that such shortages will not recur or that such shortage and future shortages won't have negative impact on Atlantic's business. Atlantic's cost of goods are equivalent to the amount of revenues from sales of goods. As Atlantic receives on average 5% commission income from Samsung as its other source of revenues, Atlantic's cost of goods, as a percentage of total revenues, amounted to approximately 95% for the six months ended June 30, 2003 and the year ended December 31, 2002.

Expenses

     Atlantic's operating expenses for the year ended December 31, 2002 and the six months ended June 30, 2003 were comprised of costs for sales and marketing and general and administrative expenses only.

     Selling and marketing expenses consisted primarily of external commissions paid to customers as volume purchase incentives and internal commissions paid to internal sales personnel and costs associated with advertising and marketing activities.

     General and administrative expenses include all corporate and administrative functions that serve to support Atlantic's current and future operations and provide an infrastructure to support future growth. Major items in this category include management and staff salaries, rent/leases, professional services, and travel and entertainment. Atlantic expects these expenses to increase as a result of increased legal and accounting fees anticipated in connection with Print Data Corp.'s compliance with ongoing reporting and accounting requirements of the SEC and to the extent the Company expands its business. Sales and marketing costs are expected to fluctuate as a percentage of revenue due to the addition of sales personnel and various marketing activities planned throughout the year.

     Interest expense, including finance charges, relates primarily to Atlantic's short-term and long-term bank borrowings, which Atlantic intends to reduce.

Results of Operations

     The following table sets forth unaudited income statement data for the six month periods ended June 30, 2003 and 2002 and together with the unaudited income statement data for the years ended December 31, 2002 and December 31, 2001 and should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and our financial statements and the related notes appearing elsewhere in this document.

                                 Six Months Ended June 30         Year Ended December 31
                               ----------------------------    ----------------------------
                                           (US$)                                   (US$)
                                   2003            2002            2002            2001
                               ------------    ------------    ------------    ------------
Revenues                       $ 33,120,737    $ 48,448,398    $ 88,731,311    $ 63,631,328
Cost of revenue                 (31,450,431)    (46,122,849)    (84,647,677)    (60,445,706)
Gross profit                      1,670,306       2,325,549       4,083,634       3,185,622

Operating expenses:
  Sales and marketing          $   (261,328)   $   (229,829)   $   (436,268)   $   (825,547)
  General and administrative       (743,264)     (1,234,159)     (2,416,877)     (1,414,740)
  Total operating expenses       (1,004,592)     (1,463,988)     (2,853,145)     (2,240,287)

Operating profit                    665,714         861,561       1,230,489         945,335
Interest expense                   (188,188)       (106,267)       (378,328)       (501,878)
                               ------------    ------------    ------------    ------------
Net income                     $    401,122    $    557,900    $    781,711    $    443,457


UNAUDITED YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31, 2001

     Revenue

     Revenue increased by $25,099,983 or 39.4% from $63,631,328 for year ended December 31, 2001 to $88,731,311 for the year ended December 31, 2002. This increase resulted primarily from an increase in net sales of Samsung's memory products due to strong market demand in 2002.

     Cost of Revenue

     Cost of revenue increased $24,201,971 or 40.0%, from $60,445,706 for the year ended December 31, 2001 to $84,647,677 for the year ended December 31, 2002. The increase in cost of revenue resulted from the increase in sales of Samsung's memory products. As a percentage of revenue, cost of revenue increased slightly from 95.0% of revenue in the year ended December 31, 2001 to 95.4% of revenue in the year ended December 31, 2002.

     Gross Profit

     Gross profit increased by $898,012, or 28.2% from $3,185,622 for the year ended December 31, 2001 to $4,083,634 for the year ended December 31, 2002. The increase in gross profit was primarily due to the increase in net sales over the 2 years. The gross profit was 5.0% of revenue for the year ended December 31, 2001 compared to 4.6% of revenue for the year ended December 31, 2002. The management expects Atlantic's gross profit margin to be stabilized in the foreseeable future in the range of 4-5%.

     Operating Expenses

     Sales and marketing expenses decreased by $389,279, or 47.2%, from $825,547 for the year ended December 31, 2001 to $436,268 for the year ended December 31, 2002 due to a decrease in external commissions paid to its customers as a result of increased market demand in year 2002. As a percentage of revenue, sales and marketing expense decreased from 1.3% of revenue for the year ended December 31, 2001 to 0.5% of revenue for the year ended December 31, 2002.

     General and administrative expenses increased $1,002,137 or 70.8% from $1,414,740 for the year ended December 31, 2001 to $2,416,877 for the year ended December 31, 2002. The increase was primarily attributable to the expensing of certain bad debts and an increase in staff salaries during the year ended December 31, 2002 as a result of the hiring of additional personnel. General and administrative costs are expected to increase in future periods as a result of Print Data being a public company as a result of which there will be additional costs for, among other things, professional services and insurance costs.

     Income from operations for Atlantic increased $285,154 to $1,230,489 for the year ended December 31, 2002, compared to $945,335 for the year ended December 31, 2001. This increase was the result of increased margins and sales during the period, offset by increased selling, general and administrative expenses.

     Interest expense, for the year ended December 31, 2002 decreased by $123,550, or 24.6%, from interest expense of $501,878 for the year ended December 31, 2001 to $378,328. As a percentage of revenue, interest expense decreased from 0.8% for the year ended December 31, 2001 to 0.4% for the year ended December 31, 2002. For the year ended December 31, 2002, interest expense related primarily to Atlantic's short-term and long-term bank borrowings which aggregated approximately $3.8 million as of December 31, 2002.

     No provision for income taxes was made for the year ended December 31, 2001 due to significant tax losses brought forward up to year 2001. For the year 2002, Atlantic recorded an income tax provision of $70,450.

     Atlantic's net income increased $338,254 to $781,711 for the year ended December 31, 2002 compared to $443,457 for the year ended December 31, 2001.


     UNAUDITED SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2002

     Revenue

     Revenue decreased by $15,327,661 or 31.6% from $48,448,398 in the six months ended June 30, 2002 to $33,120,737 in the six months ended June 30, 2003. This decrease resulted primarily from the impact of the US/Iraq War and SARS on the economies of Hong Kong and Southern China during the first and second quarters of 2003.

     Cost of Revenue

     Cost of revenue decreased $14,672,418, or 31.8%, from $46,122,849 for the six months ended June 30, 2002 to $31,450,431 for the six months ended June 30, 2003. The decrease in cost of revenue resulted from decrease in sales of Samsung's memory products. As a percentage of revenue, cost of revenue improved slightly from 95.2% of revenue in the six months ended June 30, 2002 to 95.0% of revenue in the six months ended June 30, 2003.

     Gross Profit

     Gross profit decreased by $655,243 or 28.2%, from $2,325,549 for the six months ended June 30, 2002 to $1,670,306 for the six months ended June 30, 2003. The decrease in gross profit resulted primarily from decrease of sales of the company for the six months ended June 30, 2003. Atlantic's gross profit improved slightly from 4.8% of revenue in the six months ended June 30, 2002 compared to 5.0% of revenue in the six months ended June 30, 2003.

     Operating Expenses

     Sales and marketing expenses increased by $31,499 or 13.7%, from $229,829 for the six months ended June 30, 2002 to $261,328 for the six months ended June 30, 2003. As a percentage of revenue, sales and marketing expense increased from 0.5% of revenue for the six months ended June 30, 2002 to 0.8% of revenue for the six months ended June 30, 2003. This increase was due to additional external commissions paid to Atlantic's customers as sales incentives in view of the impact to the general economies by the US/Iraq War and SARS during the first and second quarters of 2003.

     General and administrative expenses decreased $490,895 or 39.8% from $1,234,159 in the six months ended June 30, 2002 to $743,264 in the six months ended June 30, 2003. The decrease was principally attributable to the expensing of certain bad debts in 2002 and a reduction in personnel during the six months ended June 30, 2003, in view of the impact to the general economies by the US/Iraq War and SARS during the first and second quarters of 2003.

     Income from operations for Atlantic decreased $195,847 to $665,714 for the six months ended June 30, 2003, compared to $861,561 for the six months ended June 30, 2002. This decrease was the result of decreased sales during the first and second quarters of 2003, offset by decreased general and administrative expenses.

     Interest expense decreased by $9,206, or 4.7%, from interest expense of $197,394 in the six months ended June 30, 2002, to $188,188 in the six months ended June 30, 2003. As a percentage of revenue, interest expense increased from 0.4% in the six months ended June 30, 2002 to 0.6% in the six months ended June 30, 2003 due to an unexpected reduction in sales in the first and second quarters of 2003 as a result of the US/Iraq War and SARS. In the six months ended June 30, 2003, interest expense related primarily to Atlantic's short-term and long-term bank borrowings.

     Atlantic's net income decreased $156,778 to $401,122 for the six months ended June 30, 2003 compared to $557,900 for the six months ended June 30, 2002.

LIQUIDITY AND CAPITAL RESOURCES

     Atlantic's principal sources of liquidity have been cash provided by operations, bank lines of credit and credit terms from suppliers. Atlantic's principal uses of cash have been for operations and working capital. Atlantic anticipates these uses will continue to be its principal uses of cash in the future.

     Atlantic may require additional financing in order to reduce its long-term debts and implement its business plan. Atlantic currently anticipates a need of $3.0 million in additional financing to repay long-term bank borrowings thus strengthening its balance sheet's gearing ratios. In order to meet anticipated demand for Samsung's memory products in the Southern China market over the next 12 months, Atlantic anticipates an additional need of working capital of at least $2.0 million to finance the cash flow required to finance the purchase of Samsung memory products from Samsung HK one day in advance of the release of goods from Samsung HK'swarehouse before receiving payments from customers upon physical delivery of such goods in Hong Kong which, in most instances, takes approximately two daysfrom such delivery. In certain limited instances, customers of Atlantic are permitted up to thirty (30) days to make payment for purchased memory products. As the anticipated cash generated by Atlantic's operations are insufficient to fund its growth requirements, it will need to obtain additional equity funds. There can be no assurance that Atlantic will be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all. In any of such events, Atlantic's business growth and prospects would be materially and adversely affected. As a result of any such financing, if it is an equity financing, the holders of Atlantic's common stock may experience substantial dilution. In addition, as its results may be negatively impacted and thus delayed as a result of political and economic factors beyond the management's control, Atlantic's capital requirements may increase.

     The following factors, among others, could cause actual results to differ from those indicated in the above forward-looking statements: pricing pressures in the industry; a continued downturn in the economy in general or in the memory products sector; an unexpected decrease in demand for Samsung's memory products; its ability to attract new customers; an increase in competition in the memory products market; and the ability of some of Atlantic's customers to obtain financing. These factors or additional risks and uncertainties not known to Atlantic or that it currently deems immaterial may impair business operations and may cause Atlantic's actual results to differ materially from any forward-looking statement.

     Although Atlantic believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Atlantic is under no duty to update any of the forward-looking statements after the date of this report to conform them to actual results or to make changes in its expectations.

     In the six months ended June 30, 2002, net cash provided by operations was $2,469,778 while in the six months ended June 30, 2003, Atlantic generated net cash of $52,223 in operating activities, a decrease of $2,417,555. This decrease was caused, in part, by the increases in accounts receivable and inventories of $1,837,352 and $427,914 respectively in the six months ended June 30, 2003.

     In the six months ended June 30, 2003, Atlantic used $33,976 for the purchase of office equipment and a motor vehicle compared to $19,386 used for the purchase of office equipment in the six months ended June 30, 2002, an increase of $14,590, or 75.3%.

     Pursuant to a debenture deed dated April 20, 2001, Atlantic created a charge over its assets to a bank group in Hong Kong comprised of Dah Sing Bank Limited, The Hongkong and Shanghai Banking Corporation Limited and Overseas Trust Bank Limited for all current and future lending borrowed from the bank group by Atlantic. In addition to the above first priority security over all assets of the Company, the banking facilities granted are also secured by:

     1. a HKD53,550,000 (approximately US$6,865,385) personal guarantee given by Mr. Yang to the above bank group;

     2. a security interest in a residential property located in Hong Kong owned by an independent third party together with a joint and several guarantee given by Mr. Yang and an ex-director of the Company; and

     3. a personal guarantee given by Mr. Yang for unlimited amount together with a key man insurance of Mr. Yang for $1,000,000 denoting Dah Sing Bank Limited as beneficiary.

     As of June 30, 2003, the company's general banking facilities are subject to interest rates of 0.5% to 1.0% above the Best Lending Rate (currently at 5.0% per annum) prevailing in Hong Kong.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Atlantic is exposed to market risk for changes in interest rates as its bank borrowings accrue interest at floating rates of 0.5% to 1.0% over the Best Lending Rate (currently at 5.0% per annum) prevailing in Hong Kong. For the two years ended December 31, 2002 and 2001, Atlantic did not generate any material interest incomes. Accordingly, Atlantic believes that changes in interest rates may have a material effect on its liquidity, financial condition or results of operations.

Impact of Inflation

     Atlantic believes that its results of operations are not dependent upon moderate changes in inflation rates as it expects it will be able to pass along component price increases to its customers.

Seasonality

     Atlantic has not experienced any material seasonality in sales fluctuations over the past 2 years in the memory products markets.

                                  RISK FACTORS

     Set forth below are a number of risks associated with Registrant's business upon consummation of the Closing and with any investment in Print Data Common Stock. In addition to the following risks, an investor should be mindful that businesses are often subject to risks not foreseen by management. Accordingly, in reviewing this Form 8-K, the reader should keep in mind other risks that could be important.

IF ATLANTIC'S RELATIONSHIP WITH SAMSUNG IS TERMINATED, WE MAY NOT BE ABLE TO CONTINUE OPERATIONS.

     Atlantic relies ultimately on Samsung to provide it with memory products for distribution to its clients even though it, with the consent from Samsung HK, can purchase the required memory products from other Samsung distributors under the same mode in calculation of commission income receivable from Samsung. Atlantic's relationship with Samsung is primarily maintained through its Chief Executive Officer Mr. Yang, who is contracted to remain with Atlantic for the next two years. If our relationship with Samsung is terminated or if Mr. Yang terminates his employment with us, we may be unable to replace Samsung as distributor of memory products on favorable terms if at all.

     Although Atlantic is not an exclusive distributor of Samsung's memory products, Atlantic believes itself to be the largest Samsung memory products distributor for the Hong Kong and Southern China markets. Although the Distribution Agreement is subject to annual renewal at Samsung's option, Atlantic does not foresee, based upon the long-term business relationship with Samsung established by Mr. Yang and Atlantic's sales history with respect to the distribution of Samsung's memory products, any significant obstacles to obtaining renewals of the Distribution Agreement in the foreseeable future. However, no assurances can be given that Samsung will definitely renew the Distribution Agreement or, if renewed, on terms satisfactory to Atlantic.

     In addition, Samsung has the right to increase the number of distributors of its memory products in Hong Kong and the Southern China markets without consulting with Atlantic. If Samsung significantly increases the number of authorized distributors of its memory products, competition among Samsung distributors, including Atlantic, would increase and Atlantic may not be able to meet its annual sales quota, which could increase the likelihood that Samsung would not reneww the Distribution Agreement, or if renewed, that Atlantic could operate profitably.

IF THE GROWTH RATE OF EITHER MEMORY PRODUCTS SOLD OR THE AMOUNT OF MEMORY USED IN EACH PRODUCT DECREASES, SALES OF OUR PRODUCTS COULD DECREASE.

     We are dependent on the computer market as many of the memory products that Atlantic distributes are used in PCs or peripheral products. DRAMs are the most widely used semiconductor components in PCs. In recent years, the growth rate of PCs sold has slowed or declined. If there is a sustained reduction in the growth rate of either PCs sold or the average amount of semiconductor memory included in each PC, sales of our memory products built for those markets could decrease, and Atlantic's results of operations, cash flows and financial condition could be adversely affected.

THE MEMORY PRODUCT INDUSTRY IS HIGHLY COMPETITIVE.

     We face intense competition from a number of companies, some of which are large corporations or conglomerates that may have greater resources to withstand downturns in the semiconductor memory market, invest in technology and capitalize on growth opportunities. To the extent Samsung memory products become less competitive, our ability to effectively compete against distributors of other memory products will diminish.

CURRENT ECONOMIC AND POLITICAL CONDITIONS MAY HARM OUR BUSINESS.

     Global economic conditions and the effects of military or terrorist actions may cause significant disruptions to worldwide commerce. If these disruptions result in delays or cancellations of customer orders, a decrease in corporate spending on information technology or our inability to effectively market, manufacture or ship our products, our results of operations, cash flows and financial condition could be adversely affected. In addition, our ability to raise capital for working capital purposes and ongoing operations is dependent upon ready access to capital markets. During times of adverse global economic and political conditions, accessibility to capital markets could decrease. If we are unable to access the capital markets over an extended period of time, we may be unable to fund operations, which could materially adversely affect our results of operations, cash flows and financial condition.

IF SAMSUNG IS UNABLE TO RESPOND TO CUSTOMER DEMAND FOR DIVERSIFIED SEMICONDUCTOR MEMORY PRODUCTS OR IS UNABLE TO DO SO IN A COST-EFFECTIVE MANNER, WE MAY LOSE MARKET SHARE AND OUR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

     In recent periods, the semiconductor memory market has become relatively segmented, with diverse memory needs being driven by the different requirements of desktop and notebook PCs, servers, workstations, handheld devices, and communications, industrial and other applications that demand specific memory solutions. Samsung currently offers customers a variety of memory products including DDR, RAM, FLASH, SRAM and MASK ROM.

     Samsung needs to dedicate significant resources to product design and development to respond to customer demand for the continued diversification of memory products. If Samsung is unable or unwilling to invest sufficient resources to meet the diverse memory needs of customers, we, as a Samsung memory products' major distributor may lose market share. In addition, as we diversify our product lines we may encounter difficulties penetrating certain markets, particularly markets where we do not have existing customers. If we are unable to respond to customer demand for market diversification in a cost-effective manner, our results of operations may be adversely affected.

     If Samsung's global allocation process results in Samsung HK not having sufficient supplies of memory product to meet all of the customer orders of Atlantic, this would have a negative impact on Atalntic's sales and could result in Atlantic's loss of customers. Although such shortages are infrequent, there was such a shortage during the three months ended March 31, 2003 and no assurance can be given that such shortages will not occur in the future.

IF SAMSUNG'S MANUFACTURING PROCESS IS DISRUPTED, OUR RESULTS OF OPERATIONS, CASH FLOWS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED.

     Samsung manufactures products using highly complex processes that require technologically advanced equipment and continuous modification to improve yields and performance. Difficulties in the manufacturing process can reduce yields or disrupt production. From time to time, we have experienced minor disruptions in product deliveries from Samsung and we may be unable to meet our customers' requirements and they may purchase products from other suppliers. This could result in loss of revenues or damage to customer relationships.

ATLANTIC BELIEVES THAT IT WILL REQUIRE ADDITIONAL EQUITY FINANCING TO REDUCE ITS LONG-TERM DEBTS AND IMPLEMENT ITS BUSINESS PLAN.

     Atlantic anticipates that it will require additional equity financing in order to reduce its long-term debts and implement its business plan of increasing sales into the Southern China markets. There can be no assurance that Atlantic will be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all. As a result of such financing, the holders of Atlantic's common stock may experience substantial dilution.

ATLANTIC IS HEAVILY DEPENDENT UPON THE ELECTRONICS INDUSTRY, AND EXCESS CAPACITY OR DECREASED DEMAND FOR PRODUCTS PRODUCED BY THIS INDUSTRY COULD RESULT IN INCREASED PRICE COMPETITION AS WELL AS A DECREASE IN ATLANTIC'S GROSS MARGINS AND UNIT VOLUME SALES.

     Atlantic's business is heavily dependent on the electronics industry. A majority of its revenues are generated from the networking, high-end computing and computer peripherals segments of the electronics industry, which is characterized by intense competition, relatively short product life-cycles and significant fluctuations in product demand. Furthermore, these segments are subject to economic cycles and have experienced in the past, and are likely to experience in the future, recessionary periods. A recession or any other event leading to excess capacity or a downturn in these segments of the electronics industry could result in intensified price competition, a decrease in Atlantic's gross margins and unit volume sales and materially affect its business, prospects, financial condition and results of operations.

ATLANTIC'S MAJOR STOCKHOLDER CONTROLS ITS BUSINESS, AND COULD DELAY, DETER OR PREVENT A CHANGE OF CONTROL OR OTHER BUSINESS COMBINATION.

     One shareholder, Mr. Yang, our Chief Executive Officer, holds approximately 80.4% of Print Data's outstanding common stock. By virtue of his stock ownership, Mr. Yang will control all matters submitted to Atlantic's board and its stockholders, including the election of directors, and will be able to exercise control over its business, policies and affairs. Through his concentration of voting power, he could cause Atlantic to take actions that Atlantic would not consider absent its influence, or could delay, deter or prevent a change of control of Atlantic or other business combination that might otherwise be beneficial to Atlantic's stockholders.

Effective September 30, 2003, we changed our address. Our new address is B24-B27,1/F., Block B, Proficient Industrial Centre, 6 Wang Kwun Road, Kowloon, Hong Kong. Our new telephone number is (852) 2799-1996.


                                      * * *

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a) Financial Statements of Business Acquired.

         Atlantic Components Limited Financial Statements for the years ended December 31, 2001 and December 31, 2002 (including Balance Sheets, Statement of Operations, Statement of Cash Flows, Statement of Changes in Shareholders' Equity, and Notes to Financial Statements ) (filed as Exhibit 20.1 hereto). It is impractical to provide the required financial statements at the date of the filing of this Form 8-K. The required financial statements will be provided as soon as practicable.

     (b) Pro Forma Financial Information.

         It is impractical to provide the required pro forma financial information at the date of the filing of this Form 8-K. The required pro forma financial information will be provided as soon as practicable.

     (c) Exhibits.

     10.1 Share Exchange and Reorganization Agreement, dated as of September 8, 2003, among Print Data Corp., Atlantic Components Limited and Mr. Chung-Lun Yang.

     10.2 Conveyance Agreement, dated as of September 30, 2003, between Print Data Corp. and New Print Data Corp.

     10.3 Securities Purchase Agreement dated October 1, 2003 among Print Data Corp, Jeffery Green, Phyllis Green and Joel Green.

     10.4 Sales Restriction Agreement dated September 30, 2003 between Print Data Corp. and Phyllis Green.

     10.5 Sales Restriction Agreement dated September 30, 2003 between Print Data Corp. and Jeffery Green.

     10.6 Distribution Agreement dated May 1, 1993 by and between Samsung Electronics Co., Ltd. and Atlantic Components Limited.

     10.7 Renewal of Distributorship Agreement dated March 1, 2002 by and between Samsung Electronics Co., Ltd. and Atlantic Components Limited.

     20.1 Atlantic Components Limited Financial Unaudited Statements for the years ended December 31, 2001 and December 31, 2002 (including Balance Sheets, Statement of Operations, Statement of Cash Flows, Statement of Changes in Shareholders' Equity, and Notes to Financial Statements).

     20.2 Atlantic Components Limited Unaudited Condensed Financial Statements for the six months ended June 30, 2003 and the six months ended June 30, 2002 (including Condensed Balance Sheet, Condensed Statement of Operations, Condensed Statement of Cash Flows and Condensed Statement of Changes in Shareholders' Equity).

     99.1      Press Release dated October 1, 2003

     99.2      Press Release dated October 2, 2003



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

     SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


DATED:  OCTOBER 15, 2003

                                       PRINT DATA CORP.


                                       By: /s/ Chang-Lun Yang
                                           -------------------------------------
                                           Name:  Chung-Lun Yang
                                           Title: Chief Executive Officer



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